EXHIBIT  99A

U  S  WEST  Communications,  Inc.
1801  California  Street
Denver,  CO    80202

[U  S  WEST  Communications  logo  and  registered  mark]

News  Release


Release  Date:                    February  12,  1997

Contact:                    Dave  Banks,  303-804-6752

              SOLID 4TH QUARTER OPERATIONS, RECORD ANNUAL GROWTH
                     GENERATE STRONG FINANCIAL RESULTS FOR
                         U S WEST COMMUNICATIONS GROUP


ENGLEWOOD, Colo. -- Bolstered by accelerating revenue growth, strong marketing successes, access line gains, and tighter controls on employee related expenses, U S WEST Communications Group reported fourth quarter normalized net income of $304 million, an increase of 11.8 percent over 1995, and normalized earnings per share of $.63, up 10.5 percent over 1995.

For the year, normalized net income grew 5.1 percent, to $1.16 billion from $1.11 billion in 1995. Normalized full-year EPS for 1996 was up 3.8 percent to $2.44 from $2.35 in 1995.

Fourth  quarter  and  year-end  highlights  included  the  following:

- For the quarter, revenues rose 6.6 percent (to $2.6 billion) over fourth quarter, 1995 -- including an 11.2 percent gain in local service revenues from $1.11 billion in fourth quarter, 1995 to $1.24 billion in fourth quarter,
1996. Annual operating revenues were up 6.3 percent over 1995, to $10.1 billion from $9.5 billion.

- U S WEST Communications Group added a record 742,000 access lines in 1996, 26 percent more than it added in 1995. The company now has more than
15.4 million access lines in service, 5.0 percent more than at the end of 1995 adjusted for the sale of certain rural exchanges. This annual growth rate includes a 7.6 percent increase for business lines, a 4.0 percent increase for residential lines, and a gain of 30.8 percent for residential additional lines.

- Strong access line growth, coupled with telephone company employee reductions of more than 2,500 for the year, drove the employees-per-10,000-access-lines figure for the company's telephone operations below 30 for the first time. It dropped 9 percent for the year from 32.4 at the end of 1995 to 29.5 at the end of 1996.

- Operating expense growth slowed for the second consecutive quarter, rising just 5.0 percent.

- Service quality improved to the best levels of the 1990s, showing marked gains for the year. For instance, orders "Held" more than 30 days for primary service at the end of 1996 were 864, less than half of the 1,887 at the end of 1995. Also, 90 percent of the company's customers now reach a customer service representative within three rings.

"U S WEST Communications Group made excellent progress in all areas of the business during 1996, particularly in the fourth quarter," said Richard McCormick, chairman and chief executive officer of U S WEST, Inc. "Top-line results are starting to pay off on the bottom line. That tells me we turned the corner in many respects in 1996 and can now enter 1997 with momentum and a real sense of optimism."

"These are the best quarterly results we've had in several years," said Sol Trujillo, president and CEO of U S WEST Communications Group. "We had a very successful 1996 -- our marketing effort produced record growth, we drove costs out of the business with productivity gains and capital efficiencies, and we made good on our promise to dramatically improve our customer service.

"I'm very pleased with our fourth quarter results," Trujillo added. "They show -- as we planned -- that our top-line growth is flowing to the bottom line as we aggressively become more efficient and tighten management disciplines throughout the business."

Other  highlights  for  the  quarter  and  year  include:

- A reduction in employee overtime expenses of $24 million -- or 42 percent -- in the fourth quarter, 1996 versus the same period in 1995.

- Continued strong revenue growth in new products, such as Caller ID, Voice Messaging and data networking services, up approximately 57 percent for the year. Residential penetration levels for the company's top-selling value-added services continued to show strength: Call Waiting, 36.9 percent; Caller ID, 20.5 percent; Voice Messaging, 16 percent.

- Improved capital efficiency by reducing the cost per access line added by 27 percent over 1995. This allowed the company to keep 1996 capital expenditures at 1995 levels even with a 26 percent increase in the number of access lines gained during the year, as compared with 1995.

- The company's large business division improved revenues by 13.6 percent for the year to $1.6 billion, while winning 110 contracts over $1 million -- some 80 percent of the contracts for which it competed.

- Revenues from the company's data networking division, !NTERPRISE, were up $123 million for the year, more than a 100 percent gain over 1995 revenues. !NTERPRISE continued to rapidly deploy its leading-edge Frame Relay network, and by year-end, had more than 38,500 Frame Relay ports in service. Just recently, that division announced it would become the first company in the nation to widely deploy commercial Digital Subscriber Line (DSL) services. These services initially will serve businesses' remote-access needs.

- Results of a study released late last year by the respected Boston-based research firm, The Yankee Group, showed that U S WEST Communications scores higher than any other RBOC in customer loyalty and better than AT&T in its territory.

- In early January, U S WEST Communications acquired nearly 20 million PCS POPs in recently concluded auctions of D&E block spectrum. These licenses will allow the company to provide integrated, digital wireless services to the majority of the major markets in its 14-state region. U S WEST Communications paid $2.88 per POP -- the lowest price per POP of any of the previous spectrum bidders.

U S WEST Communications Group provides telecommunications and high-speed data services to more than 25 million customers in 14 western and midwestern states. The company is one of two major groups that make up U S WEST. U S WEST is in the connections business, helping customers share information, entertainment and communications services in local markets worldwide. U S WEST's other major group, U S WEST Media Group (NYSE:UMG), is involved in domestic and international cable and wireless networks, directory publishing and interactive multimedia services.

-------------------------
 [Safe Harbor statement: Some of the information presented in or in connection with this announcement constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors that could cause actual results to differ from expectations include: (i) different than anticipated competition from new entrants into the local exchange and intralata toll markets, (ii) changes in demand for the Company's products and services, including optional custom calling features, (iii) different than anticipated employee levels, capital expenditures, and operating expenses as a result of unusually rapid, in-region growth, (iv) the gain or loss of significant customers, (v) pending regulatory actions in state jurisdictions, and (vi) regulatory changes affecting the telecommunications industry, including changes that could have an impact on the competitive environment in the local exchange market.]

                         -  ###  -

Note:    This release and the attached tables are available on the internet by
accessing  U  S  WEST's  internet  site:    www.uswest.com.